UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    August 5, 2009

THE DIRECTV GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-31945	52-1106564
(Commission File Number)	(IRS Employer Identification No.)

2230 East Imperial Highway
El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

(310) 964-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement.

On August 5, 2009, the Board of Directors (“Board”) of The DIRECTV Group, Inc. (“Company”) ratified the creation of a special committee of the Board (“Selection Committee”) that has been tasked by the Board to conduct a search for a candidate for the position of President and Chief Executive Officer of the Company.  The Selection Committee consists of John C. Malone, Neil R. Austrian and Charles R. Lee, each a non-employee director.  Given the substantial amount of work and time commitment that will be required in the selection process, the Compensation Committee of the Board recommended and the Board approved a one-time payment of $50,000 to each member of the Selection Committee in addition to compensation otherwise paid by the Company for service on the Board and the standing committees of the Board.  The payment will be made upon the appointment of a President and Chief Executive Officer by the Board following recommendation of one or more candidates by the Selection Committee.  In lieu of payment, each member of the Selection Committee may elect to have some or all of the fee donated by the Company to a charity of his choosing.

In connection with the service by Larry D. Hunter as interim Chief Executive Officer in addition to his other responsibilities and his support of the efforts of the Selection Committee, the Compensation Committee recommended and the Board approved by resolution on August 5, 2009, the Interim Chief Executive Officer Short-Term Cash Incentive Plan (“Short-Term Incentive Plan”), providing for a short-term performance incentive to Mr. Hunter in the maximum amount of $1 million and subject to the discretion of the Compensation Committee to downward adjust the amount of the payment (“Special Payment”).  The Special Payment is in addition to the other compensation provided for in Mr. Hunter’s employment contract which was filed as Exhibit 10.6 to the quarterly report on Form 10-Q for the quarter ended June 30, 2009 filed with the U.S. Securities and Exchange Commission on August 6, 2009.  The Special Payment will be made as soon as practicable following the earliest to occur of:  (i) the position of President and Chief Executive Officer is filled by the Board; (ii) the Board formally ceases the search; or (iii) February 1, 2010, (the “Performance Date”).  The maximum Special Payment will also be made in the event of his death or a disability that precludes him from performing his duties as interim Chief Executive Officer.  Should Mr. Hunter be involuntarily terminated without cause, he will be eligible for the Special Payment on the Performance Date.  Should Mr. Hunter resign his employment with the Company for any reason prior to the Performance Date, the incentive is forfeited.  This description of the Short-Term Incentive Plan is qualified in its entirety by reference to the full Short-Term Incentive Plan which is attached hereto as Exhibit 10.1 and to the Executive Officer Cash Bonus Plan as amended and restated which is attached as Annex C to The DIRECTV Group, Inc.’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 27, 2007.

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Directors

The Board of Directors accepted the resignation of Mark Carleton as a director effective August 5, 2009.  Subsequently, on August 5, 2009, at a regularly scheduled meeting, the Board of Directors elected Paul A. Gould as a director of the Company filling the vacancy created by the resignation of Mr. Carleton.  Based on a review of answers submitted to Mr. Gould and interviews with Mr. Gould by the Nominating and Corporate Governance Committee of the Board and with other members of the Board, it was determined by the Board that Mr. Gould will qualify as an independent director as that term is defined by the U.S. Securities and Exchange Commission, the NASDAQ stock market rules and the policies of the Company.  The Board also appointed Mr. Gould to serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.  All members of the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors.  Mr. Gould will participate in the compensation arrangements available to all independent directors on the Board.

ITEM 9.01             Financial Statements and Exhibits
(d)	Exhibits.

10.1	Interim Chief Executive Officer Short-Term Cash Incentive Plan
10.2
The DIRECTV Group, Inc. Executive Officer Cash Bonus Plan as amended and restated (incorporated by reference to Annex C to The DIRECTV Group, Inc.’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 27, 2007).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DIRECTV GROUP, INC.
(Registrant)

Date: August 10, 2009	By:	/s/ Keith U. Landenberger
	Name:	Keith U. Landenberger
	Title:	Senior Vice President, Associate General Counsel and Secretary

Exhibit Index

(d)	Exhibits.

10.1	Interim Chief Executive Officer Short-Term Cash Incentive Plan
10.2
The DIRECTV Group, Inc. Executive Officer Cash Bonus Plan as amended and restated (incorporated by reference to Annex C to The DIRECTV Group, Inc.’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 27, 2007).